EXHIBIT 11.1

              FREEPORT-McMoRan INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON AND
                            COMMON EQUIVALENT SHARE

                                Three Months Ended         Nine Months Ended
                                   September 30,             September 30,
                                -------------------        --------------------
                                 1994        1993           1994         1993
                                -------     -------       -------     ---------
                                  (In Thousands, Except Per Share Amounts)
Primary:
  Net income (loss)
  applicable to
common stock                     $6,044     $26,786       $23,051     $(105,939)
                                 ======     =======       =======     =========
  Average common
  shares outstanding            137,837     141,171       138,921       141,072
  Common stock
  equivalents:
    Stock options                   365       1,094           617         1,004
                                -------     -------       -------       -------
  Common and common
  equivalent shares             138,202     142,265       139,538       142,076
                                =======     =======       =======       =======
  Net income (loss)
  per common and
common equivalent
share                              $.04        $.19          $.17         $(.75)
                                   ====        ====          ====         =====
Fully diluted:
  Net income (loss)
    applicable to common stock:
  Net income (loss)              $6,044     $26,786       $23,051     $(105,939)
  Plus preferred
  dividends                        -           -             -             -
  Plus interest, net
  of tax effect, on
convertible
subordinated
debentures                         -           -             -             -
                                -------    --------       -------     ---------
  Net income (loss)
  applicable to
common stock                     $6,044     $26,786       $23,051     $(105,939)
                                 ======     =======       =======     =========
  Average common
  shares
outstanding                     137,837     141,171       138,921       141,072
  Common stock
  equivalents:
    Stock options                   365       1,094           617         1,004
  Convertible
  securities:
    Preferred stock                -           -             -             -
    Convertible
    subordinated
  debentures                       -           -             -             -
                                -------     -------       -------       --------


  Common and common
  equivalent shares             138,202     142,265       139,538       142,076
                                =======     =======       =======       =======
  Net income (loss)
  per  common and
common equivalent
share                              $.04        $.19          $.17         $(.75)
                                   ====        ====          ====         =====